EXHIBIT 10.3

LAS VEGAS SANDS CORP.
EXECUTIVE CASH INCENTIVE PLAN
(Amended and Restated as of April 19, 2016)

I.          Purpose

The purpose of the Las Vegas Sands Corp. Executive Cash Incentive Plan (the “Plan”) is to establish a program of incentive compensation for designated officers and/or key executive employees of Las Vegas Sands Corp., a Nevada corporation (the “Company”), and its subsidiaries and divisions that is directly related to the performance results of such individuals.  The Plan provides annual incentives, contingent upon continued employment and meeting certain corporate goals, to certain key executives who make substantial contributions to the Company.

II.        Definitions

The following definitions shall be applicable throughout the Plan.

“Board” means the Board of Directors of the Company.

“Bonus Award” means the award or awards, as determined by the Committee, to be granted to a Participant based on that Participant’s level of attainment of his or her goals established in accordance with Articles IV and V of the Plan.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means either (i) the Board or (ii) a committee selected by the Board to administer the Plan and composed of not less than two directors, each of whom is an “outside director” (within the meaning of Section 162(m) of the Code).  If at any time such a Committee has not been so designated, the Compensation Committee of the Board shall constitute the Committee or if there shall be no Compensation Committee of the Board, the Board shall constitute the Committee.  The fact that a Committee member shall fail to qualify as an “outside director” when administering the Plan with respect to 162(m) Bonus Awards shall not invalidate any 162(m) Bonus Award granted by the Committee if such 162(m) Bonus Award is otherwise validly granted under the Plan.

“Company” means Las Vegas Sands, Inc., a Nevada corporation, and any successor thereto.

“Designated Beneficiary” means the beneficiary or beneficiaries designated by a Participant in accordance with Article XIV hereof to receive the amount, if any, payable under the Plan upon such Participant’s death.

“162(m) Bonus Award” means a Bonus Award which is intended to qualify for the performance-based compensation exception to Section 162(m) of the Code, as further described in Article VIII.

“Participant” means any officer or key executive of the Company and its subsidiaries designated by the Committee to participate in the Plan.

“Performance Criteria” means objective performance criteria established by the Committee with respect to 162(m) Bonus Awards.  Performance Criteria shall be measured in terms of one or more of the following objectives, described as such objectives relate to Company-wide objectives or of the subsidiary, division, department or function with the Company or subsidiary in which the Participant is employed:

(i)	net earnings or net income (before or after taxes);
(ii)	basic or diluted earnings per share (before or after taxes);
(iii)	net revenue or net revenue growth;

(iv)	gross profit or gross profit growth;
(v)	net operating profit (before or after taxes);
(vi)	return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales);
(vii)	cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);
(viii)	earnings before or after taxes, interest, depreciation, amortization and/or rents;
(ix)	gross or operating margins;
(x)	productivity ratios;
(xi)	share price (including, but not limited to, growth measures and total stockholder return);
(xii)	expense targets;
(xiii)	margins;
(xiv)	operating efficiency;
(xv)	objective measures of customer satisfaction;
(xvi)	working capital targets;
(xvii)	measures of economic value added; and
(xviii)	inventory control.

Any one or more of the Performance Criterion may be used to measure the performance of the Company and/or an Affiliate as a whole or any business unit of the Company and/or an Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Criteria as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Criterion (xi) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Bonus Award based on the achievement of Performance Goals pursuant to the Performance Criteria specified in this paragraph.  Each grant of a 162(m) Bonus Award shall specify the Performance Criteria to be achieved, a minimum acceptable level of achievement below which no payment or award will be made, and a formula for determining the amount of any payment or award to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the specified Performance Criteria.

If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Criteria to be unsuitable, the Committee may modify such Performance Criteria or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable; provided, however, that no such modification shall be made if the effect would be to cause a 162(m) Bonus Award to fail to qualify for the performance-based compensation exception to Section 162(m) of the Code.  In addition, at the time performance goals are established as to a 162(m) Bonus Award, the Committee is authorized to determine the manner in which the Performance Criteria related thereto will be calculated or measured to take into account certain factors over which the Participant has no control or limited control including changes in industry margins, general economic conditions, interest rate movements and changes in accounting principles.  In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Criteria without obtaining shareholder approval of such alterations, the Committee shall have sole discretion to make such alterations without obtaining shareholder approval. Unless otherwise determined by the Committee at the time a 162(m) Bonus Award is granted, the Committee is authorized at any time during the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), or at any time thereafter to the extent the exercise of such authority at such time would not cause the 162(m) Bonus Awards granted to any Participant for such Performance Period to fail to qualify as “performance-based compensation” under Section 162(m) of the Code, to specify adjustments or modifications to be made to the calculation of a performance goal for such Performance Period, based on and in order to appropriately reflect the following events: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v)

nonrecurring items as described in Accounting Standards Codification Topic 225-20 (or any successor pronouncement thereto) and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to shareholders for the applicable year; (vi) acquisitions or divestitures; (vii) any other specific unusual or nonrecurring events, or objectively determinable category thereof; (viii) foreign exchange gains and losses; (ix) discontinued operations and nonrecurring charges; and (x) a change in the Company's fiscal year.

“Performance Period” means the period during which performance is measured to determine the level of attainment of a Bonus Award, which shall be the fiscal year of the Company or such other period as may be determined by the Committee.

“Plan” means the Las Vegas Sands Corp. Executive Cash Incentive Plan.

III.       Eligibility

Participants in the Plan shall be selected by the Committee for each Performance Period from those officers and key executives of the Company and its subsidiaries whose efforts contribute materially to the success of the Company.  No employee shall be a Participant unless he or she is selected by the Committee, in its sole discretion.  No employee shall at any time have the right to be selected as a Participant nor, having been selected as a Participant for one Performance Period, to be selected as a Participant in any other Performance Period.

IV.       Administration

The Committee, in its sole discretion, will determine eligibility for participation, establish the maximum aggregate award which may be earned by each Participant (which may be expressed in terms of a dollar amount, percentage of salary or any other measurement), establish goals for each Participant (which may be objective or subjective, and based on individual, Company, subsidiary and/or division performance), calculate and determine each Participant’s level of attainment of such goals, and calculate the Bonus Award for each Participant based upon such level of attainment.

Except as otherwise herein expressly provided, full power and authority to construe, interpret, and administer the Plan shall be vested in the Committee, including the power to amend or terminate the Plan as further described in Article XVII.  The Committee may at any time adopt such rules, regulations, policies, or practices as, in its sole discretion, it shall determine to be necessary or appropriate for the administration of, or the performance of its respective responsibilities under, the Plan.  The Committee may at any time amend, modify, suspend, or terminate such rules, regulations, policies, or practices.

V.        Bonus Awards

The Committee, based upon information to be supplied by management of the Company and, where determined as necessary by the Board, the ratification of the Board, will establish for each Performance Period a maximum aggregate award (and, if the Committee deems appropriate, threshold and target awards) and goals relating to Company, subsidiary, divisional, departmental and/or functional performance for each Participant and communicate such award levels and goals to each Participant prior to or during the Performance Period for which such award may be made.  Bonus Awards will be earned by each Participant based upon the level of attainment of his or her goals during the applicable Performance Period; provided that the Committee may reduce the amount of any Bonus Award in its sole and absolute discretion.  As soon as practicable after the end of the applicable Performance Period, the Committee shall determine the level of attainment of the goals for each Participant and the Bonus Award to be made to each Participant.

VI.       Payment of Bonus Awards

Except as provided in Articles VII and IX below, Bonus Awards earned during any Performance Period shall be paid as soon as practicable following the end of such Performance Period and the determination of the amount thereof shall be made by the Committee.  Payment of Bonus Awards shall be made in the form of cash.  Bonus Award amounts earned but not yet paid will not accrue interest.

VII.      Deferral of Bonus Awards

If so permitted by the Committee, a Participant may elect to defer receipt of all or a portion of a Bonus Award pursuant to the terms of the Company’s Deferred Compensation Plan.

VIII.    162(m) Bonus Awards

Unless determined otherwise by the Committee, each Bonus Award awarded under the Plan shall be a 162(m) Bonus Award and will be subject to the following requirements, notwithstanding any other provision of the Plan to the contrary:

1	A 162(m) Bonus Award may be made only by a Committee which is comprised solely of not less than two directors, each of whom is an “outside director” (within the meaning of Section 162(m) of the Code).

2.                    The performance goals to which a 162(m) Bonus Award is subject must be based solely on Performance Criteria.  Such performance goals, and the maximum, target and/or threshold (as applicable) Bonus Amount payable upon attainment thereof, must be established by the Committee within the time limits required in order for the 162(m) Bonus Award to qualify for the performance-based compensation exception to Section 162(m) of the Code.

3.                    No 162(m) Bonus Award may be paid until the Committee has certified the level of attainment of the applicable Performance Criteria; provided, however, that the Committee, in its sole discretion, may permit the payment of a 162(m) Bonus Award to a Participant (or such Participant’s Designated Beneficiary or estate, as applicable) without first certifying the level of attainment of the applicable Performance Criteria following (i) a termination of employment due to the Participant’s death or disability or (ii) a “Change in Control” (as that term is defined in the Las Vegas Sands Corp. 2004 Equity Award Plan.

4.                    With respect to any single Participant, the maximum amount of any 162(m) Bonus Award for any fiscal year of the Company shall be $10,000,000.

IX.       Termination of Employment

A Participant shall be eligible to receive payment of his or her Bonus Award earned during a Performance Period, so long as the Participant is employed on the last day of such Performance Period, notwithstanding any subsequent termination of employment prior to the actual payment of the Bonus Award.  In the event of a Participant’s death prior to the payment of a Bonus Award which has been earned, such payment shall be made to the Participant’s Designated Beneficiary or, if there is none living, to the estate of the Participant. Notwithstanding the foregoing, the Committee, in its sole discretion, may permit a Participant to receive payment of all or a pro rata portion of his or her Bonus Award following a termination of such Participant’s employment prior to the last day of a Performance Period; provided, however, that, in the event the Bonus Award is a 162(m) Bonus Award the Committee shall only be permitted to exercise such discretion upon a termination of employment described in Section 4 of Article VIII.

X.        Reorganization or Discontinuance

The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from a merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.  The Company will make appropriate provision for the preservation of Participants’ rights under the Plan in any agreement or plan which it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.

If the business conducted by the Company shall be discontinued, any previously earned and unpaid Bonus Awards under the Plan shall become immediately payable to the Participants then entitled thereto.

XI.       Non-Alienation of Benefits

A Participant may not assign, sell, encumber, transfer or otherwise dispose of any rights or interests under the Plan except by will or the laws of descent and distribution.  Any attempted disposition in contravention of the preceding sentence shall be null and void.

XII.     No Claim or Right to Plan Participation

No employee or other person shall have any claim or right to be selected as a Participant under the Plan.  Neither the Plan nor any action taken pursuant to the Plan shall be construed as giving any employee any right to be retained in the employ of the Company or any of its subsidiaries.

XIII.    Taxes

The Company shall deduct from all amounts paid under the Plan all federal, state, local and other taxes that the Committee, in its sole discretion, determines are required to be withheld with respect to such payments.

XIV.    Designation and Change of Beneficiary

Each Participant may indicate upon notice to him or her by the Committee of his or her right to receive a Bonus Award a designation of one or more persons as the Designated Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon the death of the Participant.  Such designation shall be in writing to the Committee.  A Participant may, from time to time, revoke or change his or her Designated Beneficiary without the consent of any prior Designated Beneficiary by filing a written designation with the Committee.  The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt.  In the event that a Participant fails to designate a Designated Beneficiary as provided in this Article XIV, or if the Designated Beneficiary predeceases the Participant, then any Bonus Award payable following the Participant’s death shall be payable to such Participant’s estate.

XV.     No Liability of Committee Members

No member of the Committee shall be personally liable by reason of any contract or other instrument related to the Plan executed by such member or on his or her behalf in his or her capacity as a member of the Committee, nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including legal fees, disbursements and other related charges) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith.

XVI.    Termination or Amendment of the Bonus Plan

The Committee may amend, suspend or terminate the Plan at any time; provided that no amendment may be made without the approval of the Company’s shareholders if the effect of such amendment would be to cause outstanding or pending 162(m) Bonus Awards to cease to qualify for the performance-based compensation exception to Section 162(m) of the Code.

XVII.   Unfunded Plan

Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan.  Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, Designated Beneficiary, legal representative or any other person.  To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.  All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.

The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

XVIII. Governing Law

The terms of the Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the State of Nevada (and, to the extent applicable, the regulations of the Nevada Gaming Commission, the rules, directives and decisions of the Nevada Gaming Commission and State Gaming Control Board, the ordinances of Clark County, Nevada, and the regulations of the Clark County Liquor and Gaming Licensing Board) without reference to principles of conflict of laws.

XIX.    Effective Date

The effective date of the Plan is January 1, 2005.